UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 26, 2005

MSO Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2-98395-NY	74-3134651
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2333 Waukegan Road, Suite 175, Bannockburn, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  847-267-0801

National Superstars, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition of Assets

   The Reincorporation

        On January 4, 2005, National Superstars, Inc. entered into an Agreement and Plan of Merger with MSO Holdings, Inc., a Delaware corporation (“Holdings”), for the purpose of changing the registrant’s domicile from Nevada to Delaware (the “Reincorporation”). Prior to the Reincorporation, Holdings was a wholly-owned subsidiary of National Superstars formed solely for the purpose of effecting the Reincorporation. The Reincorporation was completed on May 26, 2005.

        As a result of the Reincorporation : (i) National Superstars was merged with and into Holdings, (ii) Holdings survived the Reincorporation as the successor in interest and the successor issuer of the registrant, (iii) the Amended and Restated Certificate of Incorporation of Holdings and the Bylaws of Holdings survived the Reincorporation and continue as the governing documents of the surviving entity, and (iv) each share of National Superstars’ common stock now represents and has become exchangeable for .005 shares of Holdings common stock, with each certificate representing shares of National Superstars’ common stock currently outstanding now representing such number of shares of Holdings’ common stock calculated by multiplying the number of shares set forth on the existing applicable National Superstar’s certificate by .005 and rounding up to the nearest 100 shares.

        MSO Holdings, Inc. is the successor issuer of National Superstars, Inc. pursuant to Section 12g-3(a) of the Securities and Exchange Act of 1934, as amended.

   The Merger

        On January 4, 2005, the registrant also entered into an Agreement and Plan of Merger with MSO Medical, Inc., a Delaware corporation (“MSO”), Holdings and NSPS Merger Sub, Inc., a Delaware corporation (the “Merger Agreement”). On May 26, 2005, immediately following the completion of the Reincorporation, the merger contemplated by the Merger Agreement (the “Merger”) was completed and MSO became a wholly-owned operating subsidiary of Holdings.

        At the effective time of the Merger, (i) each outstanding share of common stock of MSO was converted into the right to receive 1.53690425 shares of Holdings common stock, and (ii) each outstanding share of Series A Convertible Preferred Stock of MSO was converted into the right to receive 1.53690425 shares of a newly created Series A Convertible Preferred Stock of Holdings, which have substantially identical rights, preferences and privileges as the MSO Series A Convertible Preferred Stock. In the Merger, Holdings issued an aggregate of 6,146,617 shares of its common stock and 12,562,260 shares of its Series A Convertible Preferred Stock to the prior stockholders of MSO.

        As a result of the Merger, (i) the prior stockholders of MSO own approximately 98.5% of the outstanding capital stock of Holdings, and (ii) the prior stockholders of National Superstars own approximately 1.5% of the outstanding capital stock of Holdings. The total number of outstanding shares of capital stock of Holdings post-Merger is as follows: 6,551,617 shares of common stock and 12,562,260 shares of Series A Preferred Stock.

        In addition, at the effective time of the Merger, Holdings adopted and assumed the MSO 2004 Equity Incentive Plan (the “2004 Plan”) as well as each outstanding option under the 2004 Plan and each outstanding warrant to purchase MSO common stock, each such option and warrant appropriately adjusted to take into account the effects of the Merger.

        Upon execution of the Merger Agreement, MSO deposited $50,000 into an escrow account held by Union Bank of California as escrow agent. Pursuant to an amendment to the Merger Agreement dated February 18, 2005 (the “Amendment”) the parties agreed to extend the date on which the transactions contemplated by the Merger Agreement could be closed from February 28, 2005 until May 31, 2005. In exchange for this, on February 28, 2005, the entire $50,000 cash deposit was released by the escrow agent to Pride, Inc., an entity affiliated with certain directors of National Superstars, as reimbursement for expenses incurred in connection with the operation of National Superstars.

        At the closing of the Merger, MSO deposited into escrow an additional $280,000 to be paid to the shareholders of National Superstars who were stockholders of record of National Superstars on January 5, 2005.

        MSO also paid a finder’s fee to certain entities for services rendered in connection with the identification of National Superstars in an amount equal to $33,000, such that MSO’s total aggregate cash payments in connection with the Merger equaled $363,000. In addition, Holdings issue an aggregate of 36,700 shares of National Superstars common stock to such finder’s as further compensation for their services.

The Business of MSO

   Overview

        MSO is a corporation organized pursuant to the laws of the state of Delaware with its principal corporate office located at 2333 Waukegan Road, Suite 175, Bannockburn, Illinois. Its telephone number is (847) 267-0801. MSO was formed in July 2002 as a Delaware limited liability company and commenced operations in January 2003. MSO converted into a Delaware corporation in March of 2004.

        MSO contracts with (i) acute care hospitals to establish Bariatric Surgery Centers of Excellence under its proprietary name Center for Obesity Related Illness (“CORI”) and to utilize each applicable hospital’s existing in-patient infrastructure, and (ii) highly skilled and experienced surgeons trained to perform the Sapala-Wood Micropouch® surgery as well as laparoscopic gastric bypass surgery and the Lap-Band procedure to manage the services these physicians provide their patients who undergo bariatric surgery at CORI centers. Compensation from the hospital clients as well as surgeon groups comes in the form of a management fee which is based on the fair market value of the services provided to the applicable hospital or surgeon group.

        Morbid obesity is an epidemic in the U.S. with over 15 million people who are one hundred pounds or more overweight. While the number of surgeons who are treating bariatric patients is growing, the expertise required by hospitals and surgeons to identify and effectively screen this patient population and the infrastructure required to properly evaluate, treat and follow-up with bariatric surgery patients is significant. In particular, hospitals and physicians in local markets lack expertise in market research, demographic analysis, specialized marketing, sales, public relations and media buying relevant to this particular patient population. MSO provides management services related to each of the foregoing to both its hospital clients and to the surgeon or surgeon group that performs the surgery.

   The Obesity Epidemic

        From 1960 to 2000, the prevalence of obesity has steadily increased over the years among genders, all ages, all racial/ethnic groups, and all educational levels. A body mass index (“BMI”) above 40, which means approximately one hundred pounds overweight for men and about eighty pounds for women, indicates that a person is severely obese and therefore a candidate for gastric bypass surgery. BMI of greater than 25, but less than 30, increased from 31.5% to 33.6% in U.S. adults aged 20 to 74. The prevalence of obesity (BMI of greater than 30) during this same time period more than doubled from 13.3 to 30.9%, with most of this rise occurring in the past 20 years. From 1988 to 2000, the prevalence of extreme obesity, or a BMI in excess of 40, increased from 2.9% to 4.7%, up from 0.8% in 1960. In 1991, four states had obesity rates of 15% or higher, and none had obesity rates above 16%. By 2000, every state except Colorado had obesity rates of 15% or more, and twenty-two states had obesity rates of 20% or more.

        While there is no generally accepted definition for obesity, as distinct from overweight, in children and adolescents, the prevalence of those overweight is increasing for children and adolescents in the U.S. Approximately 15.3% of children (ages 6–11) and 15.5% of adolescents (ages 12–19) were overweight in 2000. An additional 15% of children and 14.9% of adolescents were at risk for becoming overweight (BMI for age between the 85th and 95th percentile).

        According to the National Institutes of Health (NIH) and the Surgeon General, approximately $123 billion of all U.S. health care related costs in 2003 were spent on obesity or obesity-related complications. Healthcare costs linked to obesity are greater than those related to smoking or alcohol abuse.

   U.S. Market for Bariatric Surgery

        Almost 65% of all Americans are overweight which is defined as being 10 to 30 pounds over a healthy weight. About 31%, or about 59 million people, are clinically obese, which is defined as roughly 30 or more pounds over a healthy weight. Obesity has been shown to increase the probability of an individual developing diabetes, heart disease, some types of cancer and a host of other health problems.

        According to the National Institutes of Health (NIH) and the Surgeon General, approximately $123 billion of all U.S. health care related costs was spent in 2002 on obesity or obesity-related complications. Healthcare costs linked to obesity are greater than those related to smoking or alcohol abuse.

        As many as 13-16 million people in the U.S. have either a BMI of 40 or above, or a BMI of 35 or above, with serious complicating conditions such as diabetes, hypertension, cardiopulmonary programs, asthma, sleep apnea or arthritis and joint problems. 300,000 U.S. adults die each year from causes related to obesity. The number of extremely obese U.S. adults — those who are at least 100 pounds overweight — has increased to about 4 million.

        While there are many modalities available to treat obesity, including prescription medications, weight loss programs, non-prescription medication, and diets, bariatric surgery has garnered much attention recently because it has been shown to be the only form of treatment that is proven to lead to sustained weight loss and long-term control of obesity. Long term studies with five plus years of follow-up have shown that the majority of weight loss surgery will lead to weight loss of between 50-75% of excess weight. Like all surgery, bariatric surgery is not risk free; however, because of the demonstrated success of weight loss surgery, many individuals will be willing to accept the 1-2% mortality rates of surgical management of their condition.

        The number of trained bariatric surgeons in the U.S. is estimated by the American Society of Bariatric Surgeons (“ASBS”) at 1,200. In 2002, approximately 80,000 Bariatric surgeries were performed in the U.S. It is projected that approximately 250,000 Bariatric surgeries will be performed in 2005 in the U.S. The market cannot currently be served by the available surgeon population. The penetration rate (i.e., rate of surgery over the number of prospective patients that would need it) is 6.25%.

•	Epidemic of Obesity in the United States
-	Affects all ages, races and gender groups
-	15.3% of teens and 15.5% of children (ages 6-11) were overweight in 2000
-	Approximately 59 million Americans are clinically obese
-	As many as 13-16 million have either (i) a BMI of 40 or above, or (ii) a BMI of 35 or above, with serious complicating conditions such as diabetes, hypertension, cardiopulmonary programs, asthma, sleep apnea or arthritis and joint problems.
-	300,000 U.S. adults die each year from causes related to obesity

•	Economic cost of obesity exceeds $123 billion annually
-	Healthcare costs linked to obesity are greater than those related to smoking or alcohol abuse

•	1200 Surgeons Currently Perform Bariatric Surgery
-	620 are members of ASBS
-	Over 25% Laparoscopically qualified
-	Membership of the ASBS more than doubled within the last three years
-	300 Bariatric Surgical Programs (‹100 organized for high volume)
-	80,000 procedures in 2002 (‹25% of Procedures were Laparoscopic)
-	250,000 procedures projected in 2005

   Competition

        The bariatric surgery market is extremely fragmented. Most bariatric surgery procedures are performed by individual surgeons or in small group practices where a single or group of general surgeon(s) may perform ten to twenty bariatric procedures per month at a given hospital as a part of a broader general surgery practice.

        There are perhaps fifty to one hundred surgeons in the U.S. whose practice is primarily or exclusively bariatric surgery and who may perform twenty to forty surgery cases per month. In general, one can divide the multi-surgery programs into two “camps:” broad-based national programs (such as MSO’s) and physician-run programs. MSO believes that its broad-based national approach is more effective and efficient than a physician run program. In a physician run program, with little infrastructure or marketing support, the time any given physician may devote to developing, marketing and operating his business, is significantly limited by the amount of time that physician spends performing surgeries.

        The management and education needed to run a successful and profitable program entails more than just clinical knowledge. Administrative costs need to be scaled to the growth of the programs being offered, and costs per patient must decrease over time as the company develops brand and economies of scale. Therefore, MSO believes that no physician-run program can successfully attain the kind of business efficiencies as the MSO broad-based national program.

        There are few other programs similar to MSO’s that are operating bariatric surgery programs in multiple markets or multiple locations. Listed below are the more prominent competing programs:

•	Barix (formerly Bariatric Treatment Centers or BTC) has for some years been the leading provider of bariatric surgery procedures in the Midwest. Barix owns small specialty hospitals at which surgeries are performed. Barix does not contract with acute care hospitals to establish bariatric surgery programs. Barix is a regional competitor of MSO in Michigan where Barix facilities are located.

•	The WISH Centers (WISH) perform bariatric surgery at approximately five centers in Downers Grove, IL, Tempe, AZ, San Antonio, TX, Renton, WA, and Springboro, OH. WISH filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 22, 2005.

•	LivLite operates approximately twelve programs at acute care hospitals in Michigan (1), Louisiana (3), Illinois (2), Texas (1), Kansas (1), Pennsylvania (1), California (1), Mississippi (1) and Indiana (1). LiveLite is an experienced competitor of MSO.

•	US Bariatric operates in the state of Florida and has now begun to offer more comprehensive services similar to those offered by MSO. To MSO’s knowledge, US bariatric has not expanded outside of the State of Florida.

   MSO’s Turn-Key Bariatric Surgery Centers of Excellence

        MSO operates its Bariatric Surgery Centers of Excellence under its proprietary name: CORI (Centers for Obesity Related Illnesses). Each CORI Center location is given its own CORI designation (i.e. CORI at the Detroit Medical Center or CORI at St. Vincent’s Hospital, New York City). MSO’s purpose is to create a branded “turn key” bariatric Surgery Center of Excellence for each of its hospital clients.

        In January 2003, MSO entered into its first contract with the Detroit Medical Center – Harper University Hospital. Subsequently, MSO signed three additional contracts: St. Joseph Mercy Hospital and Garden City Hospital located in Michigan and Saint Vincent Catholic Medical Center in New York. In the first quarter of 2004, MSO executed its fifth and sixth contracts with Boca Raton Community Hospital in Boca Raton in Florida and Victory Memorial Hospital in Brooklyn, New York, respectively. In the second quarter of 2004, MSO executed its seventh contract with Ingalls Memorial Hospital in Harvey, Illinois. In 2005, MSO executed contracts with Parkway Hospital in Forest Hills, New York and Brookhaven Memorial Hospital Medical Center in Patchogue, New York. During the first quarter of 2005, the Company closed the St. Joseph Mercy Hospital, Garden City Hospital and Boca Raton Community Hospital programs as the surgical volumes did not cover the costs of operating these programs.

        Essentially, each of MSO’s hospital clients outsources to MSO the creation, development and management of its bariatric surgery program. The contract between MSO and each applicable hospital client is usually for three years and is usually at a fixed monthly fee based on the fair market value of the services provided by MSO.

        In addition to the marketing and management services MSO provides to each of its hospital clients, MSO contracts with highly skilled licensed physicians to manage the bariatric services performed at the various phases of patient care at the applicable CORI Center. Each hospital client receives five distinct phases of patient care under the auspices of the MSO Bariatric Surgery Program. Those five areas are:

Phase 1 •Patient screening Phase 2 •Pre-operative services Phase 3 •Acute inpatient services Phase 4 •Immediate post-operative services Phase 5 •Long-term post operative services

        Patient Screening. Each patient is screened with both a history to determine co-morbidities and prior surgical history and a physical exam to determine BMI. Many insurance providers require that a patient fail a medical regimen of weight loss prior to being eligible for reimbursement for surgery. While MSO does not currently offer any weight loss programs, it may do so in the future. The patient can also undergo various tests, including sleep studies, to rule out metabolic causes for his or her obesity and to determine other potential co-morbidities.

        Preoperative phase. After the patient has decided to have bariatric surgery, meets the medical qualifications and is financially capable of paying for the procedure, the patient undergoes counseling and pre-operative testing. Patients undergo a dietary assessment and behavioral assessment to ensure suitability for the procedure and have many diagnostic tests conducted, including ultrasounds, radiographs, EKGs, blood testing, and pulmonary function tests. All of these procedures are revenue-generating procedures for CORI and the customer hospital. In addition, many providers require that their patients have a Greenfield filter placed as a prophylaxis against pulmonary embolism, a potentially life-threatening condition that afflicts obese, non-ambulatory patients – which characterizes post-operative bariatric patients.

        Acute Inpatient Phase. The patient will have his or her surgery performed as well as ancillary procedures such as a cholecystectomy. Major costs associated in this phase include ICU stays, long hospitalizations, long operating times, and surgical or post-surgical complications. Approximately 3% of post-operative patients require telemetry to monitor their cardiac and pulmonary function. Conversely, a hospital can benefit from surgeons with decreased operative times and patients with shorter hospital stays. As a result of the efficiencies obtained though MSO’s management services, the average length of time a surgery takes at a CORI center is under 90 minutes and the average patient’s length of stay in the hospital is 2.5 days.

        Immediate Postoperative Phase. During this time period, patients receive support in the form of nutritional and psychological counseling. Furthermore, patients have regular post-operative visits and have wound care issues attended to. Patients are typically not charged by the applicable physician or hospital for post-operative visits within 90 days after surgery, although they do continue to collect fees for psychological counseling.

        Long Term Postoperative Phase. Patients need long-term follow-up and maintenance on nutritional supplements following surgery. Patients also require surveillance for anemia and their iron, Vitamin B12, and Folate levels must be periodically checked. Finally, it is estimated that 20% of all patients undergo plastic surgery because of the excess skin overhang following extreme weight loss. However, insurance coverage for this reconstructive surgery is highly variable. The procedure is usually performed after maximal weight loss has been achieved at 18-24 months following the procedure.

        MSO is the first multi-program corporate approach which manages bariatric surgical programs nationwide, leverages organizational economies of scale, and benefits from a nationally marketed image of excellence through disease-specific specialization. MSO operates its CORI offices locally. MSO experience has shown that the bariatric surgical patient, whether prospective or post-surgery, is informed and networked, and is likely to respond positively to such an approach. MSO leverages the skill sets and knowledge of MSO by extending its business model into the provision of case management, business and administrative services and systems in the field of bariatric surgery via a national network of company managed clinical programs, established in conjunction with hospitals and surgeons.

   MSO’s Marketing and Management Services

        MSO performs detailed demographic and psychographic analysis to determine each market’s potential, locate feasible target areas and analyze the competitive environment. The success of each CORI Center can increase if proper research is conducted to determine a feasible target area in which to market. MSO is able to conduct the requisite research necessary to identify markets where there is a significant population of morbidly obese adults.

        In addition, MSO develops a customized marketing plan for each CORI center complete with baseline assessments, identification of current referral sources and patterns, analysis of patient demographic information and the development of financial projections. The marketing plan development includes competitive analysis: identifying current competition, their strengths, weaknesses, threats and opportunities resulting in a specific positioning statement and direction for the applicable CORI Center marketing plan. Generally, each plan includes participation by the applicable hospital client and will include assign staff responsibility, time frames and resources necessary to implement. In addition, using MSO’s proprietary software, known as SISTER, MSO is able to track each marketing plan activity with detailed reports that monitor each CORI Center’s success against its plan.

        Typically, after three to six months of implementation activity, the MSO marketing team is able to determine the long range needs of the CORI Center from a marketing perspective and can recommend to management any modifications to be considered.

        There are specific economies and distinctive competencies which give MSO leverage in marketing and managing Bariatric Surgery Centers of Excellence. These economies and competencies are not available to any single location bariatric program, and to our knowledge, are not all present at any other multi-facility program:

•	Economies of Scale – Collateral Materials, videos and production costs are amortized over many programs, leveraging dollars and maximizing ratios of media to production costs. The production of television and radio ads, flyers and educational materials are designed to further support MSO’s CORI Centers and up-coming bariatric seminars and support group activities.

•	National Media Buying Efficiencies – The most persuasive advertising cannot achieve its goal unless it reaches the consumer. Each media plan is developed to realize this objective.

•	National Call Center – Experienced customer service representatives, some of whom have had bariatric surgery themselves, answer prospective patient questions and capture all necessary data for efficient processing.

•	Proprietary Software – MSO’s proprietary software assures that all pertinent data is captured, that call-backs and appointment scheduling is appropriately managed and assists the Call Center and the CORI Centers in communicating about patients via real-time Internet messaging. The SISTER database also captures lead sources and media costs and provides detailed analysis of cost per lead and cost per surgery by lead source, permitting extremely precise media targeting.

•	Central Insurance Verification – MSO’s central insurance verification procedures effectively and economically identify those patients with cooperative insurance payors, so their processing can be expedited, and allows MSO to promptly notify those patients whose insurance payor will not pay for the applicable procedure to know before they get to the applicable CORI Center or use CORI Center resources or surgeon time. This verification procedure also helps assure a favorable payor mix.

•	Experienced Marketing Staff – MSO’s marketing staff has significant health care-related, and in particular bariatric surgery-specific, marketing and advertising experience. MSO believes it knows its target audience, their demographics, psychographics, lifestyles and media exposure habits better than others.

•	Extensive Internet Resources – MSO works with a large number of Internet partners and resources to maximize lead generation and awareness of the CORI Centers via the Internet.

•	Close Working Relationships with Hospital Marketing Teams – MSO’s CORI Center marketing team works together with each hospital client to achieve the most efficient use of all available tools available to the applicable hospital client.

•	Branding and Co-branding – MSO uses considerable brand name recognition and reputation that enhances the media campaigns and helps raise awareness and product differentiation for CORI and our hospital partners.

The Contracting Surgeons and MSO Physicians, P.C.

        MSO contracts to manage the bariatric services of the surgeons or surgeon groups who perform clinical and surgical services for the applicable patients at the applicable CORI Center. These surgeons have collectively preformed over 7,000 bariatric surgeries. The primary physician group performing patient care at each CORI Center is MSO Physicians, P.C., an entity owned by Dr. James Sapala (“MSO Physicians”). Dr. Sapala is a founder and principal stockholder of MSO.

        Each surgeon or surgeon group, including MSO Physicians, is paid directly by the applicable patient or insurance payor for the health care services provided by MSO Physicians and its affiliated doctors to such patient. MSO provides certain billing and management services for MSO Physicians for which MSO Physicians pays MSO a management fee based on the fair market value of such services.

Government Regulations

        The business of MSO is subject to significant government regulation. The healthcare industry is heavily regulated by federal and state statutes and regulations. Among these statutes is a section of the Social Security Act known as the federal anti-kickback statute. This law prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent of generating referrals or orders for services or items covered by a federal healthcare program. Violation of this statute is a felony. The Office of the Inspector General of the Department of Health and Human Services has published final safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the anti-kickback statute. Currently there are safe harbors for various activities, including the following: investment interests, space rental, equipment rental, practitioner recruitment, personal services and management contracts, sale of practice, referral services, warranties, discounts, employees, group purchasing organizations, waiver of beneficiary coinsurance and deductible amounts, managed care arrangements, obstetrical malpractice insurance subsidies, investments in group practices, ambulatory surgery centers, and referral agreements for specialty services.

        The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the anti-kickback statute, these provisions are very broad. Further, the Social Security Act contains civil penalties for conduct including improper coding and billing for unnecessary goods and services. Careful and accurate preparation and submission of claims for reimbursement must be performed in order to avoid liability.

        The Social Security Act also includes a provision commonly known as the “Stark Law.” This law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship for the provision of certain designated health services that are reimbursable by Medicare or Medicaid, including inpatient and outpatient hospital services. The law also prohibits the entity from billing the Medicare program for any items or services that stem from a prohibited referral. Sanctions for violating the Stark Law include civil money penalties up to $15,000 per item or service improperly billed and exclusion from the federal healthcare programs. There are a number of exceptions to the self-referral prohibition, including an exception for a physician’s ownership interest in an entire hospital as opposed to an ownership interest in a hospital department. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, professional services agreements, non-cash gifts having a value less than $300 and recruitment agreements.

        In addition, the states in which MSO operates have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies.

        Although MSO exercises care to structure its arrangements with healthcare providers to comply with the relevant federal and state laws, and believes these arrangements comply with applicable laws in all material respects, there can be no assurance that governmental officials responsible for enforcing these laws will not assert that MSO, or transactions in which it is involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

Malpractice Insurance

        Recently the American Society for bariatric Surgery and the Society of American Gastrointestinal Endoscopic Surgeons provided guidelines for hospitals granting privileges for bariatric surgery.

        MSO Physicians has enrolled its four employed surgeons in Detroit in the malpractice coverage afforded by the Detroit Medical Center which provided coverage up to $1.0 million per occurrence and $3.0 million aggregate. Another surgeon, located in New York has his malpractice insurance coverage though a local carrier which provides coverage up to $1.3 million per occurrence and $3.9 million aggregate. All other surgeons who contract with MSO are required to carry malpractice coverage themselves in their physician group practices in accordance with the levels set by MSO and its hospital clients which are typically $1.0 million per occurrence and $3.0 million aggregate. MSO believes this coverage is sufficient for any contingent malpractice liability that may arise.

Legal proceedings

        In the ordinary course of its business, MSO becomes involved in various disputes regarding its business. MSO does not believe that the ultimate resolution of any such dispute will be material to its business, financial position or results of operations.

Properties

        MSO currently leases approximately 5,600 square feet at its corporate headquarters at 2333 Waukegan Road, Suite 175 Bannockburn, Illinois 60015. MSO also leases space in Michigan, New York and Florida. The aggregate monthly rent for all Company facilities is approximately $35,000.

RISK FACTORS

        This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The registrant wishes to caution readers that these forward-looking statements are only predictions and that the business of the registrant is subject to significant risks, including, without limitation, the risk factors described below. The registrant would also like to clarify that the risk factors described below relate to the business of Holdings and MSO on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list. Holdings and MSO are referred to collectively in these risk factors as “we,” “us,” “our” and “ours.”

Risks Related to Our Business

        We have a limited operating history on which to evaluate our potential for future success. We were formed in July of 2002 and have been operating since January 1, 2003. Accordingly, we face many of the risks and uncertainties encountered by early stage companies. Consequently, evaluating an investment us and predicting our future results based upon our past performance is difficult or impossible, particularly with respect to our ability to retain customers, generate and sustain a revenue base sufficient to cover operating expenses and achieve profitability. Our future operating results may differ from what we expect due to many factors, including: (i) slower than expected growth, or a downturn in the healthcare industry; (ii) the uncertain adoption by healthcare consumers of the goods and services that we intend to provide; and (iii) potential competition from other providers.

        If our revenues do not increase substantially, we will need to seek additional financing. We face the risk of not being able to obtain additional financing on favorable terms when required, or at all, and may therefore be unable to continue funding our operations. We currently anticipate that we have the capital resources to fund our operations for the next 25 months. However, if our revenues do not increase substantially, we foresee that we will need to raise substantial additional funds to continue our activities and operations and implement our planned commercial operations, and we do not know if we will be able to acquire such additional financing on favorable terms, or at all. Additional financing may consist of (i) the sale of additional common stock, Series A Preferred Stock or one or more other classes of preferred stock; (ii) loans from affiliates, banks or other lending institutions; or (iii) co-venture or other financing arrangements with suppliers, technology developers, test laboratories, distributors, or other persons or entities. If we do issue additional capital stock or securities convertible into our capital stock in connection with any such financing transaction, it will dilute our existing stockholders’ ownership interest. Additional financing proceeds may be used to complete or expand the production of our products and services. Providers of additional financing may require repayment, interest, fees, participations or other payments from revenues derived from our products and services, which may significantly reduce revenues and/or profits we may generate. Further, there is a risk that we may be unable to raise the required additional funds at all, which may require us to cease operations.

        As we expand our business, operating expenses will increase and failure to increase our revenues commensurately could have a material adverse effect on our business, financial condition and results of operations. Over the next year we plan to continue to expand the number of hospital contracts and increase operating expenses by adding staff in key areas, increasing sales and marketing operations and expanding our business. If increased revenues do not accompany these expenses, our results of operations will suffer and the value of your stock will likely decline.

        We have not yet achieved market acceptance, and we may never do so. We plan to contract with acute care hospitals to establish Bariatric Surgery Centers of Excellence and to provide certain management services to other healthcare professionals. While we plan to offer such services in a cost-efficient manner, demand for our products and services and our ability to attract and retain contracts with acute care hospitals and other healthcare service professionals is highly uncertain, and we cannot be certain that there will be significant acceptance of our products and services in our target markets. In addition, because the market for our products and services is new and evolving, it is difficult to predict the market’s size or its potential growth rate, if any. If the market for our products and services does not develop or grows more slowly than anticipated, we may not be able to maintain profitability.

        Our failure to effectively manage our growth could have a material adverse effect on our business. Growth in our business will place a significant strain on our management systems and resources. We will need to continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We expect that the number of our employees will continue to increase for the foreseeable future. We will have to maintain close coordination among our technical, accounting, finance, marketing and sales departments in order to be effective.

        Roll-out of our CORI Centers depends on our entering into agreements with hospitals and surgeons; the time to conclude these agreements may be extended and thereby delay or prevent the implementation of our strategy. In order to establish each CORI Center, we must enter into an agreement with the applicable host hospital and an agreement or agreements with the surgeons who will perform the health care services at the applicable CORI Center. We never know when the negotiations for the establishment of our CORI Centers will be protracted or will ultimately prove impossible. Because of our limited experience in negotiating and concluding these agreements, we cannot accurately predict the time and expense involved, and any unexpected delays could prevent the execution of our strategic plan.

        We are subject to extensive competition. If we are unsuccessful in establishing and maintaining a competitive advantage, our business will be adversely affected. While we believe that few companies have developed a service comparable to ours, certain other broad-based national programs and physician-run programs have already entered the U.S. morbidly obese marketplace. Although MSO believes its broad-based national program is more effective in terms of utilizing investment dollars than a physician run program, it is still important that we create and maintain a client-centric philosophy and establish name recognition in an expeditious manner. In addition to focusing on our clients, we must also be vigilant in confirming the superiority of our products and services. Competitors may develop products or services that are superior to, or have greater market acceptance than, our solutions, and we expect additional competitors in the future. If we are unsuccessful in establishing and maintaining these goals, our business, financial condition and results of operations will be adversely affected.

        Our success will depend on our ability to develop a reputation and brand name. To be successful, we need to develop a recognized brand name in the markets in which we operate and must maintain a good reputation for quality, innovation and service. If our reputation is damaged or if we do not actively market our services, we may become less competitive or lose market share. Our sales and marketing efforts to date have been limited. We intend to increase these efforts significantly over time, which will require increased spending. This increased spending may not bring us any additional brand recognition or revenues.

        If we fail to comply with extensive laws and regulations with respect to healthcare fraud, we could suffer penalties or be required to make significant changes to our operations. We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting Medicare, Medicaid, and other government healthcare programs. In addition, recent legislation gives the federal government new jurisdiction over fraud and abuse involving private (non-governmental) healthcare programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. State and local enforcement officials have also become increasingly involved in investigating and prosecuting healthcare fraud and abuse. Further, private “whistleblowers” who believe that a healthcare entity is in violation of the Federal False Claims Act (or state counterparts) can file private lawsuits over such conduct and collect damages and attorneys’ fees if successful. While we believe that we are in, and will continue to be in, material compliance with all applicable laws, many of the regulations applicable to us are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes to our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including exclusion from Medicare and Medicaid and loss of our ability to do business with customers who participate in federal and state healthcare programs.

        Many of the companies that have been prosecuted by the government for “fraud and abuse” have been so charged due to their inability to comply with the onerous regulations associated with the government billing process. This reality necessitates that health care-related companies establish entire divisions responsible for knowing and implementing the government billing laws. As a result, we plan to hire sufficient personnel with the knowledge and experience necessary to keep us current with the law and to further develop and implement our business policies and procedures for government billing. Nevertheless, just because we devote our energies to this matter, we cannot guaranty that we will be able to fully comply with the regulations. The possibility of human error, a failure to keep current with the law, our failure to properly monitor employees could all lead to government oversight, audits, or prosecution.

        If we fail to comply with the laws and regulations related to the corporate practice of medicine, we could be required to make significant changes to our operations. The states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations like us, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies. Although we exercises care to structure our arrangements with physicians, physician groups and hospitals to comply with the relevant federal and state laws and believe these arrangements comply with applicable laws in all material respects, we do not know if any governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations. If we fail to comply with applicable laws and regulations, we could be forced to change or business model.

        Our operations may suffer if government regulations or the United States healthcare industry change. The healthcare industry is highly regulated at the local, state and federal level. Consequently, we are subject to the risk of changes in various local, state and federal laws. In addition, in recent years the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. We expect the healthcare industry to continue to change significantly in the future. These regulatory and governmental changes may affect our operations, and a review of our business by regulatory authorities may result in a determination that could adversely affect the operation of our business.

        If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our performance is substantially dependent on the services of key personnel, as well as on our ability to recruit, retain and motivate other officers and key personnel. Competition for personnel, particularly for employees with relevant regulation and technical expertise, is intense. The loss of the services of our key executives or an inability to hire and retain a sufficient number of qualified employees or to contract with highly skilled surgeons or surgeon groups could hurt our business. We do not at present maintain any “key person” life insurance policies with respect to any of our senior management.

        We are subject to management risks. New ventures have substantial inherent risks including, but not limited to production, marketing, sales, distribution, human factors and the coordination of any and all of these activities. Notwithstanding our due diligence and any pre-production planning, our products and services may encounter unexpected problems in any of these activities that could not be foreseen or accurately predicted and which could have a material adverse effect on our business, financial condition and results of operations.

        Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use information. Numerous federal and state laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and related administrative regulations. As part of our services, we may collect and maintain patient-identifiable health information. We are evaluating the effect of HIPAA and anticipate that we will be able to fully comply with the law’s requirements that have been adopted to date prior to the date on which such compliance is required. However, we cannot at this time estimate the cost of such compliance. Nor can we estimate the cost of compliance with standards that have not yet been finalized by the U.S. Department of Health and Human Services. These standards may also be revised in the future. The new and revised health information standards may have significant effects on the manner in which we handle healthcare related data. If we are unable to comply with existing or new laws or regulations, we may be required to modify the way we conduct our business, or we may find ourselves subject to significant penalties. Furthermore, the cost of complying with these laws and regulations could be significant.

        We depend on our intellectual property for the establishment and operation of our CORI Programs. We rely on a combination of trade secrets, know-how and confidentiality restrictions for the establishment and operation of our CORI Centers. We have expended significant efforts devising the types of products and services we will offer and the manner in which these will be delivered. Our ability to maintain the secrecy and confidentiality of our trade secrets and internal knowledge are crucial to the success of our business. Any failure to do so may negatively impact our prospects.

        A malpractice claim against any CORI Center could negatively impact or brand and operations. Like any other entity operating in the health care industry, we face the inherent risks of exposure to a variety of claims. The mortality rate in connection with bariatric surgery is 1% to 2%. Although we do not provide health care services, our contracting physicians and physician groups do, and any malpractice claim against them in connection with health care services provided at a CORI Center could negatively impact our CORI brand and thereby negatively impact our business. All surgeons who contract with us are required to carry malpractice coverage themselves in their respective physician group practices in accordance with the levels we and our hospital clients set, which are typically $1.0 million per occurrence and $3.0 million aggregate. While we believe this coverage is sufficient for any contingent malpractice liability that may arise, we cannot predict the negative impact on our brand or business from any such claim.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

There is no existing market for our common stock.

        Currently, our common stock is quoted on the Over-the-Counter Bulletin Board; however, there is no active trading market for our common stock. Accordingly, we do not know whether the liquidity of any market in our securities may develop. We also do not know if the holders of our securities may be able to sell such securities into the public market, and if they are able to so sell our securities, we do not know the prices at which such sales may take place. Therefore, an investment in our securities should be considered a long-term investment and should only be considered by investors who can afford a total loss of their investment.

We will be filing a registration statement registering a large number of shares that may be sold in the public market within ninety days after the closing of the Merger, which may cause the price of our common stock to decline.

        We are obligated under an agreement with certain of our investors to file a registration statement within ninety (90) days after the closing of the Merger, registering approximately 280,000 shares of common stock, 1,776,429 shares of common stock issuable upon exercise of warrants, and 12,562,260 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock. These shares of common stock, upon acquisition pursuant to the registration statement, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to the registration statement. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

The market price of our common stock could be volatile and your investment could suffer a decline in value.

        The market price for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

•	quarterly variations in operating results and overall financial condition;

•	economic and political developments affecting the economy as a whole;

•	short-selling programs;

•	the stock market's perception of the health care industry as a whole;

•	changes in earnings estimates by analysts;

•	additions or departures of key personnel; and

•	sales of substantial numbers of shares of common stock or securities convertible into or exercisable for National Superstars common stock.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

        As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

We do not plan on declaring or paying dividends.

        We have never declared or paid a dividend on our capital stock, nor do we have any plans to do so in the future.

Item 3.02     Unregistered Sales of Equity Securities

        On May 26, 2005, in connection with the Merger, the registrant issued an aggregate of 6,183,317 shares of common stock and an aggregate of 12,562,260 shares of Series A Convertible Preferred Stock to the former holders of capital stock of MSO and an additional 36,700 shares to certain individuals as compensation for services rendered to the registrant. Reference is made to Item 2.01 for a description of the transaction and the consideration paid for such shares of registrant capital stock.

        The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by the issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. Furthermore, all recipients had adequate access to information about the registrant.

Item 3.03     Material Modification of Rights of Security Holders

        The rights evidenced by the registrant’s common stock have been materially qualified by the issuance of the registrant’s Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is senior to the common stock with respect to liquidation preference. In addition, the registrant’s certificate of incorporation provides that the registrant may not enter into certain material transactions, including the declaration of a dividend on the common stock, unless holders holding a majority of the Series A Convertible Preferred Stock have approved such transaction. Further, the registrant’s certificate of incorporation provides for anti-dilution protection for the holders of the Series A Convertible Preferred Stock in the event the registrant issues shares of capital stock at a per share price less than $0.9174 per share, subject to certain exceptions. In addition, the Series A Convertible Preferred Stock is redeemable beginning on March 24, 2008.

Item 4.01     Change in Registrant’s Certifying Accountant

        In connection with the registrant’s acquisition of MSO, Medical, Inc. on May 26, 2005, Miller and McCollom, certified public accounts (“Miller and McCollum”) resigned as the registrant’s independent registered public accounting firm.

        The Board of Directors of the registrant, on May 26, 2005, appointed BDO Seidman, LLP (“BDO”) as the registrant’s new independent registered public accounting firm. The appointment was effective immediately.

        The reports of Miller and McCollom on the registrant’s consolidated financial statements for the years ended September 30, 2003 and 2004 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles. However, Miller and McCollom’s report for the years ended September 30, 2003 and 2004 was modified for uncertainty in that it included an explanatory paragraph noting the Company may lack sufficient working capital to service its debts and to fund its operations through the fiscal year ending September 30, 2005, which raises substantial doubt about its ability to continue as a going concern.

        In connection with its audits of the registrant’s consolidated financial statements for the years ended September 30, 2003 and 2004, and through the subsequent interim periods, there were no disagreements with Miller and McCollom on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Miller and McCollom, would have caused it to make reference thereto in its reports. There were no “reportable events” as that term is defined in Item 304(a)(1)(iv) of Regulation S-B.

        During the Company’s two most recent fiscal years and the period from the end of the most recent fiscal year to the date of appointment of BDO, neither the registrant nor anyone acting on its behalf consulted with BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant’s financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

        The registrant has requested Miller and McCollom to furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether they agree with the statements made herein. Such letter is attached to this Current Report on Form 8-K as Exhibit 16.1.

Item 5.01     Change in Control of Registrant

        In connection with the Merger described in Item 2.01 above, the former holders of MSO capital stock acquired control of the registrant. Reference is made to the description of the Merger and the consideration paid in the Merger set forth in Item 2.01.

        As a result of the Merger, the former holders of MSO capital stock now own approximately 98.5% of the outstanding voting securities of the registrant. The holders of capital stock of the registrant immediately prior to the consummation of the Merger, including, without limitation, Pride, Inc. which owned approximately 51% of the voting securities of the registrant prior to the consummation of the Merger, have retained approximately 1.5% of the outstanding voting securities of the registrant.

        Certain former holders of MSO capital stock who now own a majority in interest of the voting stock of the registrant have entered into an Amended and Restated Stockholders Agreement dated July 30, 2004, as amended to date (the “Stockholders Agreement”), whereby they have agreed to vote their shares for the election of the current board of directors of the registrant. In addition, the Stockholders Agreement includes certain drag-along rights in favor of the holders of the Series A Convertible Preferred Stock of the registrant (the “Series A Stock”) whereby a majority of the holders of such Series A Stock may require the other parties to the Stockholder Agreement, who currently hold a majority in interest of the registrant, to enter into a change in control transaction on terms negotiated by such initiating holders.

Item 5.02     Departure of Directors and Principal Officers; Election of Directors;Appointment of Principal Officers

        In connection with the Merger described in Item 2.01 above, effective as of May 26, 2005 each of Peter Porath and Michael Schumacher resigned from the registrant’s board of directors. In addition, Mr. Porath resigned as the registrant’s president, and Mr. Schumacher resigned as the registrant’s chief financial officer and secretary.

        Immediately prior to the consummation of the Merger, Mr. Porath appointed each of the following individuals as the directors of the registrant to fill the vacancies existing on the registrant’s board of directors: Albert Henry, Randolph Steer, Ph.D., Steven Straus and Eugene Terry.

        In addition, the board of directors has appointed the following individuals as officers of the registrant: Albert Henry, Chief Executive Officer; Steven Straus, President and Secretary; and Tom Mason, Chief Financial Officer.

        Reference is made to the Schedule 14(f) filed by the registrant with the Commission on May 18, 2005 for certain biographical information related to the foregoing directors and officers.

Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        In connection with the Merger described in Item 2.01, on May 26, 2005, the registrant adopted the fiscal year end of MSO, thereby changing its fiscal year end from September 30 to December 31.

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits

Number	Description

2.1	Agreement and Plan of Merger dated January 4, 2005 by and between National Superstars, Inc. and MSO Holdings, Inc.

2.2	Agreement and plan of Merger dated January 4, 2005 by and among National Superstars, Inc., MSO Holdings, Inc., MSO Medical, Inc. and NSPS Merger Sub, Inc.

2.3	Amendment to Agreement and Plan of Merger dated February 18, 2005 by and among National Superstars, Inc., MSO Holdings, Inc., MSO Medical, Inc. and NSPS Merger Sub, Inc.

2.4	Amendment No. 2 to Agreement and Plan of Merger dated May 6, 2005 by and among National Superstars, Inc., MSO Holdings, Inc., MSO Medical, Inc. and NSPS Merger Sub, Inc.

3.1	Amended and Restated Certificate of Incorporation of registrant

3.2	Bylaws of registrant

10.1	Amended and Restated Stockholders Agreement dated July 30, 2004 by and among MSO Medical, Inc. and various investors

10.2	Amendment to Amended and Restated Stockholders Agreement dated May 26, 2005 by and among MSO Holdings, Inc., MSO Medical, Inc. and various investors

10.3	Amended and Restated Registration Rights Agreement dated July 30, 2004 by and among MSO Medical, Inc. and various investors

10.4	Amendment to Amended and Restated Registration Rights Agreement dated May 26, 2005 by and among MSO Holdings, Inc., MSO Medical, Inc. and various investors

16.1	Letter of Miller and McCollom to the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Superstars, Inc.
By: /s/ Albert Henry
Albert Henry
Chief Executive Officer

Dated: June 2, 2005